Exhibit 10.1

THIS CONVERTIBLE DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAS BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THIS DEBENTURE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THIS DEBENTURE.

KCB JADE HOLDINGS, LLC

Issue Date: March 19, 2020	$200,000.00 (the “Principal”)

SECOND AMENDED AND RESTATED CONVERTIBLE DEBENTURE

Dated as of August 2, 2021 (the “Second Amendment Date”)

KCB JADE Holdings, LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of this Second Amended and Restated Convertible Debenture (this “Debenture”) for value received, hereby promises to pay to the order of Zoned Properties, Inc., a Nevada corporation, or registered assigns (the “Holder”) on the Maturity Date as hereinafter defined, at the principal offices of the Company, the principal sum set forth above (the “Principal”), and to pay interest on the outstanding principal sum at the rate of six and one/half percent (6.5%) per annum (the “Interest Rate”).  The Maturity Date as defined herein shall be five (5) years from the Issue Date as set forth above (i.e. March 19, 2025) (the “Maturity Date”).

This Debenture amends and restates in its entirety the Convertible Debenture issued by the Company to the Holder on March 19, 2020 as amended by the Amended and Restated Convertible Debenture dated as of February 19, 2021 (as so amended, the “Original Debenture”), which Original Debenture is hereby amended and restated in its entirety to provide as set forth herein upon execution of this Debenture by the Company and the Holder. The Company and the Holder acknowledge and agree that $100,000 of the Principal (the “Initial Principal”) was delivered to the Company by the Holder on the Issue Date as set forth above, and an additional $100,000 of the Principal (the “Additional Principal”) was delivered to the Company by the Holder on February 19, 2021 (the “First Amendment Date”).

Interest shall commence accruing on the Initial Principal on the Issue Date, and interest shall commence accruing on the Additional Principal on the First Amendment Date, and in each case shall be computed on the basis of a 365-day year and the actual number of days elapsed, and shall be payable annually due by the 1st day of each calendar anniversary following the Issue Date. Principal shall be due and payable on or before the Maturity Date.  All payments due hereunder shall be made in lawful money of the United States of America. Any payment otherwise due on a Saturday, Sunday or legal Bank holiday may be paid on the following business day.

1.	Right of Prepayment, Conversion Rights, Maturity Rights and Certain Adjustments; Franchise Fees.

(a)	Right of Prepayment. The Company may prepay this Debenture at any point after eighteen (18) months following the Issue Date, in whole or in part. However, if the Company elects to prepay this Debenture prior to the Maturity Date or prior any Conversion outlined below in whole or in part, the Holder will be entitled to receive a number of Class B Units (as defined in the Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”)), in addition to such prepayment amount, constituting ten percent (10%) of the total outstanding Units (as defined in the Operating Agreement), for the avoidance of doubt, being 10% of the total of the Class A Units (as defined in the Operating Agreement) and the Class B Units together, and ten percent (10%) of the total Percentage Interest (as defined in the Operating Agreement) following such issuance and at the time of such issuance.

(b)	Right of Conversion.

(i)	Voluntary Conversion. On or after six (6) months from the Issue Date, the Holder is entitled to convert all or a portion of the Principal balance and all accrued and unpaid interest due hereunder (the “Outstanding Amount”) into a number of Class B Units equal to the proportion of the Outstanding Amount being converted multiplied by the Conversion Percentage, as defined below). Should the Company default on payment hereof, the Holder, may at its option, extend all conversion rights, through and including the date the Company tenders or attempts to tender payment in full of all amounts due under this Debenture. Conversion rights shall terminate upon acceptance by Holder of payment in full of principal, accrued interest and any other amounts due under this Debenture.

(ii)	Conversion Percentage. The Conversion Percentage shall be thirty three percent (33%) of the total number of Units (for the avoidance of doubt, being 33% of the total of the Class A Units and the Class B Units together), issued and outstanding at the time of Conversion, constituting thirty three percent (33%) of the total Percentage Interest (the “Conversion Percentage”).

(iii)	Clarification. For the avoidance of doubt and by way of example solely:

(1)	In the event that, at a particular time, the Holder elects to convert 50% of the Outstanding Amount into Class B Units, the Holder shall, at such time, be issued a number of Class B Units equal to 16.5% of the issued and outstanding Units (for the avoidance of doubt, being 16.5% of the total of the Class A Units and the Class B Units together) at such time; and if, thereafter, the Holder elects to covert 50% of the remaining Outstanding amount, the Holder shall, at such time, be issued a number of Class B Units equal to 8.25% of the issued and outstanding Units (for the avoidance of doubt, being 8.25% of the total of the Class A Units and the Class B Units together) at such time, regardless as to whether such Converted Amount is 50% of the original converted amount above.

(2)	The intent of the provisions herein is, and such provisions shall be enforced such that, the Holder shall, upon and at the time of full conversion of all of the Outstanding Amount, hold a number of Class B Units equal to 33% of the issued and outstanding Units (for the avoidance of doubt, being 33% of the total of the Class A Units and the Class B Units together) at such time, regardless of whether such units were issued on an equal Unit-per-dollar-of-converted Outstanding Amount or not.

(c)	Right of Maturity Units. If the Company (i) does not elect to exercise its rights of Prepayment prior to the Maturity Date, and (ii) the Holder does not elect to exercise its rights of Conversion, and (iii) the Company pays to Holder all outstanding Principal and Interest accrued and due under the terms of this Debenture on the Maturity Date, then the Holder will still be entitled to receive a number of Class B Units, in addition to such payment amount, constituting eight percent (8%) of the total outstanding Units (for the avoidance of doubt, being 8% of the total of the Class A Units and the Class B Units together) and eight percent (8%) of the total Percentage Interest following such issuance and at the time of such issuance.

(d)	Franchise Fees. The Parties acknowledge and agree that, each time that the Company sells a Franchise Location, the Company charges the franchisee a fee (the “Initial Franchise Fee”). As additional consideration for the Holder loaning to the Company the Additional Principal on the First Amendment Date, the Company agrees that the Company shall, in additional to any other payments required hereunder, pay to Holder, in perpetuity, a fee of 5% of any new Initial Franchise Fee received by the Company for every Franchise Location sold by the Company following the First Amendment Date, and 5% of any renewal franchise fees related to such sale of a Franchise Location, in each case to be paid within five (5) days of receipt of the Company thereof. Following the First Amendment Date, the Company will not decrease the Initial Franchise Fees or any renewal fees related thereto from the fees as in effect on the First Amendment Date, without the prior written consent of the Holder, and the Company shall not undertake any actions, or fail to take any actions, which, in either case, could seek to minimize or avoid the obligations of the Company pursuant to this Section 1(d). The provisions of this Section 1(d) shall survive any repayment or conversion of this Debenture, or any termination of this Debenture, and any other event or circumstance.

2.	Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Debenture.

3.	Costs, Indemnities and Expenses. The Company agrees to pay all reasonable fees and costs incurred by the Holder in collecting or securing or attempting to collect or secure this Debenture, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings. The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Debenture or any payment made in respect of this Debenture, and the Company agrees to indemnify and hold the Holder harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

4.	Representations; Warranties and Covenants. The Company represents, warrants and covenants to the Holder that:

(a)	The Company is duly organized, validly existing and in good standing (if applicable) under the laws of State of Delaware;

(b)	the Company has authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a material adverse effect;

(c)	the Company has all requisite organizational power and authority to execute and deliver and perform all its obligations under this Debenture.

(d)	the Company is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a material adverse effect;

(e)	the transactions contemplated hereby is within the Company’s organizational powers and have been duly authorized by all necessary limited liability company action;

(f)	this Debenture has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms; and

(g)	the transactions to be entered into and contemplated by this Debenture (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, (b) will not (i) violate any applicable law or (ii) the organizational documents, charter, operating agreement, or certificate of formation of the Company, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of indebtedness, and (d) will not result in the creation or imposition of any lien on any asset of such party.

5.	Covenants. So long as any portion of this Debenture remains outstanding, the Company will not directly or indirectly, without the consent of the Holder (i) fail to continue to engage in business of the same general type as now conducted by it and to preserve, renew and keep in full force and effect, its corporate existence and its assets, rights, privileges and franchises to the extent necessary or desirable in the normal conduct of business; (ii) fail to comply in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities; or (iii) fail to keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

6.	Event of Default. An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following: (a) the Company shall fail to make any payment of the principal, interest, costs, indemnities, other amounts due hereunder (including pursuant to Section 1(d)), or expenses pursuant to this Debenture when and as the same shall become due and payable; (b) there shall occur any default, whether in whole or in part, in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company under this Debenture or any of the representations and warranties of the Company shall cease to be true and correct in all respects; (c) the Company shall make a general assignment for the benefit of its creditors; (d) the Company shall apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, conservator, liquidator or similar official for itself or any of its assets and properties; (e) the Company shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief as a debtor under the United States Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, the “Debtor Relief Laws”); (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed against the Company seeking (1) liquidation, reorganization or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (2) the appointment of a receiver, trustee, assignee, custodian, sequestrator, conservator, liquidator or similar official for itself or any of its assets and properties; (i) the Company consents to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) above. Upon the occurrence of an Event of Default the entire Principal balance and accrued and unpaid interest outstanding under this Debenture, and all other obligations of the Company under this Debenture, shall be immediately due and payable and the Holder may exercise any and all rights, power and remedies available to it at law or in equity or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Debenture and proceed to enforce the payment thereof or any other legal or equitable right of the Holder. The Holder need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

7.	Default Interest. Any amount of principal or interest, or any payments pursuant to Section 1(d), which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the due date thereof until the same is paid.

8.	Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Holder as consideration for this Debenture exceed the limits imposed by applicable law. In the event that the interest provisions of this Debenture shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully collectible as interest shall be applied against the principal of this Debenture immediately upon the Holder’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

9.	Cancellation of Debenture. Upon the repayment by the Company of all of its obligations hereunder to the Holder, including, without limitation, the principal amount of this Debenture, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed paid in full. Except as otherwise required by law or by the provisions of this Debenture, payments received by the Holder hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Debenture, and next in reduction of the outstanding principal balance of this Debenture.

10.	Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with the provisions herein) representing the outstanding Principal. Whenever the Company is required to issue a new Debenture pursuant to the terms herein, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal and interest remaining outstanding or owed, (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issue Date, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid interest and late charges on the Principal and interest of this Debenture, from the Issue.

11.	Transfers of Debenture to Comply with the 1933 Act. The Holder agrees that this Debenture may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows: (a) to a person whom the Debenture may legally be transferred without registration and without delivery of a current prospectus under the Securities Act of 1933, as amended (the “1933 Act”) with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 12 with respect to any resale or other disposition of the Debenture; or (b) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees.

12.	Severability. If any provision of this Debenture is, for any reason, invalid or unenforceable, the remaining provisions of this Debenture will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Debenture that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

13.	Amendment and Waiver. This Debenture may be amended only in a writing executed by the Company and the Holder. Any provision of this Debenture may be waived only in a writing executed by Holder. The waiver by Holder of a breach of any provision of this Debenture shall not operate or be construed as a waiver of any other breach.

14.	Assignment Successors. The Company may not assign or transfer this Debenture or any rights or obligations herein without the prior written consent of the Holder. Except as otherwise provided herein, this Debenture shall bind and inure to the benefit of and be enforceable by the Company, the Holder and their permitted successors and assigns.

15.	Further Assurances. The Company will execute all documents and take such other actions as the Holder may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Debenture.

16.	Notices, Consents, etc. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt of a confirmation email, when sent by email with return receipt requested; or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses numbers for such communications shall be as follows or such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change:

If to the Company:

KCB Jade Holdings, LLC

Attention: Kathryn Blackwell, President

14269 N. 87th #205

Scottsdale, AZ 85260

Email: Kathryn@theopendor.com

If to Holder:

Zoned Properties, Inc.

Attention: Bryan McLaren

14269 N. 87th Street, #205

Scottsdale, AZ 85260

Email: bryan@zonedproperties.com

17.	Governing Law. All questions concerning the construction, validity and interpretation of this Debenture and any and all disputes or controversies arising out of the subject matter hereof (whether by contract, tort or otherwise) shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.	Jurisdiction. EACH PARTY HERETO AGREES THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY THE HOLDER PURSUANT TO THIS DEBENTURE SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN MARICOPA COUNTY, ARIZONA. EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY HERETO IRREVOCABLY AGREES THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVES ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. EACH PARTY HERETO FURTHER AGREES THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

19.	Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Holder and its permitted successor and assigns, any rights or remedies under or by reason of this Debenture.

20.	Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS DEBENTURE. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS DEBENTURE BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

21.	Construction and Headings. This Debenture shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

22.	Entire Agreement. This Debenture (including any recitals hereto) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Debenture is executed by the undersigned as of the Second Amendment Date.

KCB Holdings, LLC.

By:	/s/ Kathryn Blackwell
Name:	Kathryn Blackwell
Title:	President

Agreed and accepted:

Zoned Properties, Inc.

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Title:	Chief Executive Officer